QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

For Immediate Release

Contact:	Timothy McKenna (investors) 312-580-4637 Carrie Doyle (investors) 312-580-4865 Meg Gallagher (media) 312-580-2289

SMURFIT-STONE REPORTS 2nd QUARTER 2003 RESULTS

        CHICAGO, July 29, 2003—Smurfit-Stone Container Corporation (Nasdaq: SSCC) today reported a net loss available to common stockholders of $8 million, or $.03 per diluted share, for the second quarter of 2003. These results include a pretax charge of $20 million, or $0.05 per diluted share, for a non-cash foreign currency translation loss related to the strengthening of the Canadian dollar. The second quarter results also include a tax benefit of $12 million, or $.05 per diluted share, related to the resolution of certain tax matters. For the year-ago period, the company reported net income available to common stockholders of $20 million, or $.08 per diluted share. Sales for the three month period were $1,988 million, compared to $1,867 million in the second quarter of 2002.

        For the first half ended June 30, Smurfit-Stone reported a net loss available to common stockholders of $41 million, or $.17 per diluted share, compared to year-ago net income available to common stockholders of $26 million, or $.11 per diluted share. Sales for the first half were $3,865 million, compared to $3,626 million in the first half of 2002.

        Commemting on the quarter, Patrick J. Moore, chairman, president and chief executive officer, said that the company's second quarter results were down compared to the year-ago period due to several factors, including higher energy costs of $15 million, higher virgin and recycled fiber costs totaling $18 million and increases in employee benefit expenses of approximately $19 million.

        Moore added that sequential improvement from the first to the second quarter primarily reflected seasonal volume increases and higher shipments due to acquisitions. "Overall, the industry continued to confront sluggish demand during the period. However, pricing remained stable in the second quarter. Smurfit-Stone continues to deliver on its pledges to strengthen the balance sheet, build back market share and produce only to meet orders." Energy costs trended downward in the second quarter after natural gas prices peaked in early winter, and were $16 million lower in the second quarter as compared to the first quarter. However, virgin and recycled fiber costs rose by $12 million during the period as compared to the first quarter, offsetting most of the positive energy variance.

        In the second quarter, Smurfit-Stone's North American corrugated container shipments were up 9 percent compared to first quarter levels and 5 percent compared to last year. Results in the second quarter benefited from the purchase of the remaining 50 percent of Canadian corrugated producer Smurfit-MBI as well as the acquisition of the former MeadWestvaco plants in late 2002.

        In this sluggish demand environment, Smurfit-Stone's containerboard mills continued to take substantial economic downtime. The company's operating rate for the second quarter was 90.4 percent, compared to 89.2 percent for the prior year period, and 90.1 percent for the first quarter of 2003.

        Consumer packaging profits were down $13 million from year-ago levels, reflecting higher recycled fiber costs, energy and employee benefit expenses. Consumer packaging profits were flat in the second quarter compared to the first quarter. Multiwall bag shipments increased 4.7 percent in the second quarter, compared to the first quarter.

        In the second quarter, the company reduced debt by $61 million to $4,811 million. Smurfit-Stone continued to benefit from lower interest rates and 2002 refinancing activities during the period. Interest expense was $85 million in the second quarter, compared to $88 million in the second quarter of 2002.

Capital expenditures for the three month period were $62 million. In the first half of 2003, the company contributed $63 million to its pension plans. The company plans to make additional contributions of approximately $100 million in the second half of 2003.

        Continuing its strategy of making value-added acquisitions, the company completed the purchase of Arko Paper Products during the second quarter, further expanding into the high-end cosmetics and personal care folding carton business. Smurfit-Stone also announced plans to build a container plant in Ontario, Canada, to capitalize on the more robust Canadian packaging market.

        Commenting on the outlook, Moore said, "We will face significant challenges in the second half of 2003. Although we anticipate continued low inventory levels, higher operating rates and pricing improvement will be dependent upon a sustained pick-up in business activity. We expect to see improvement over first half performance while posting a modest loss in the second half of 2003."

        Smurfit-Stone discusses its quarterly financial performance on conference calls broadcast live and archived on its website, www.smurfit-stone.com. The second quarter call will be Tuesday, July 29, at 8:00 a.m. Central Time.

# # #

        Smurfit-Stone Container Corporation (Nasdaq: SSCC) is the industry's leading integrated manufacturer of paperboard and paper-based packaging. Smurfit-Stone is a leading producer of containerboard, including white top linerboard and recycled medium; corrugated containers; point-of-purchase displays; multiwall and specialty bags; and clay-coated recycled boxboard; and is the world's largest paper recycler. In addition, Smurfit-Stone is a leading producer of solid bleached sulfate, folding cartons, flexible packaging, and labels. The company operates approximately 260 facilities, located primarily in the US, Canada and Mexico, and employs approximately 38,000 people.

        This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, continued pricing pressures in key product lines, seasonality and higher recycled fiber and energy costs, as well as other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

SMURFIT-STONE CONTAINER CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Net sales	$1,988	$1,867	$3,865	$3,626
Costs and expenses (Note 1)	1,910	1,740	3,737	3,409

Income from operations	78	127	128	217
Interest expense, net	(85)	(88)	(171)	(180)
Loss on early extinguishment of debt	(2)	(6)	(3)	(6)
Other, net	(18)	(4)	(31)

Income (loss) from continuing operations before income taxes and cumulative effect of accounting change	(27)	29	(77)	31
Benefit from (provision for) income taxes	22	(11)	41	(12)

Income (loss) from continuing operations before cumulative effect of accounting change	(5)	18	(36)	19
Discontinued operations: Income from discontinued operations, net of income taxes		5	6	13

Income (loss) before cumulative effect of accounting change	(5)	23	(30)	32
Cumulative effect of accounting change Asset retirement obligations, net of income taxes			(5)

Net income (loss)	(5)	23	(35)	32
Preferred stock dividends	(3)	(3)	(6)	(6)

Net income (loss) available to common stockholders	$(8)	$20	$(41)	$26

Basic earnings per common share
Income (loss) from continuing operations before cumulative effect of accounting change	$(0.03)	$0.06	$(0.17)	$0.05
Discontinued operations		0.02	0.02	0.06
Cumulative effect of accounting change			(0.02)

Net income (loss) available to common stockholders	$(0.03)	$0.08	$(0.17)	$0.11

Weighted average shares outstanding	245	244	245	244
Diluted earnings per common share
Income (loss) from continuing operations before cumulative effect of accounting change	$(0.03)	$0.06	$(0.17)	$0.05
Discontinued operations		0.02	0.02	0.06

Cumulative effect of accounting change			(0.02)

Net income (loss) available to common stockholders	$(0.03)	$0.08	$(0.17)	$0.11

Weighted average shares outstanding	245	247	245	247

Note 1:	Includes restructuring charges of $1 million and zero for the three months ended June 30, 2003 and 2002, respectively and $6 million and $7 million for the six months ended June 30, 2003 and 2002, respectively.

SMURFIT-STONE CONTAINER CORPORATION
PRODUCTION AND SHIPMENTS

	2003			2002
	1st Qtr	2nd Qtr	Year-to-date	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Full Year
Containerboard Mill Production (M tons)
North America	1,807	1,833	3,640	1,595	1,674	1,744	1,847	6,860
International-Discontinued	113	0	113	105	109	114	106	434

Total	1,920	1,833	3,753	1,700	1,783	1,858	1,953	7,294
SBS/Bleached Board Production (M tons)	78	73	151	72	79	74	71	296
Coated Boxboard Production (M tons)
North America	147	146	293	149	137	152	144	582
International-Discontinued	19	0	19	17	18	17	19	71

Total	166	146	312	166	155	169	163	653
Kraft Paper Production (M tons)	65	71	136	66	71	72	74	283
Market Pulp Production (M tons)	132	127	259	145	135	154	133	567
Corrugated Shipments (BSF)
North America*	19.7	21.5	41.2	19.2	20.5	20.7	20.3	80.7
International-Continuing	0.1	0.2	0.3	0.1	0.2	0.1	0.2	0.6
International-Discontinued	3.2	0.0	3.2	3.0	3.1	3.2	3.0	12.3

Total	23.0	21.7	44.7	22.3	23.8	24.0	23.5	93.6
Folding Carton Shipments (M tons)	129	128	257	122	125	133	124	504
Multiwall Bag Shipments (MM bags)	277	290	567	271	300	303	288	1,162
Fiber Reclaimed and Brokered (M tons)	1,678	1,655	3,333	1,632	1,638	1,675	1,637	6,582

*
Corrugated shipments include 100% of Smurfit-MBI beginning in second quarter of 2003.

SSCC SUPPLEMENTARY FINANCIAL INFORMATION
($Millions)

	Three Months Ended June 30,				Six Months Ended June 30,
Segment Results	Containerboard & Corrugated Containers	Consumer Packaging	All Other, Net	Total	Containerboard & Corrugated Containers	Consumer Packaging	All Other, Net	Total
2003
Revenues	1,499	411	78	1,988	2,895	820	150	3,865
Segment profit (loss)	75	20	(122)	(27)	130	40	(247)	(77)
2002
Revenues	1,373	412	82	1,867	2,665	812	149	3,626
Segment profit (loss)	117	33	(121)	29	208	62	(239)	31
Balance sheet	6/30/03	3/31/03	12/31/02
Total debt	4,811	4,872	5,002
	Three Months Ended June 30,		Six Months Ended June 30,
Cash Flows
	2003	2002	2003	2002
Depreciation and depletion	102	100	206	199
Expenditures for property, plant and equipment (excluding acquisitions)	62	49	116	83

QuickLinks

SMURFIT-STONE REPORTS 2nd QUARTER 2003 RESULTS
SMURFIT-STONE CONTAINER CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (In millions, except per share data)
SMURFIT-STONE CONTAINER CORPORATION PRODUCTION AND SHIPMENTS